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EXHIBIT 3.1

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
VALENTIS, INC.

        VALENTIS, INC., a corporation organized and existing under the laws of the state of Delaware (the "Corporation"), DOES HEREBY CERTIFY:

        FIRST: The name of the Corporation is VALENTIS, INC. The name under which this corporation was originally incorporated is Megabios Merger Corporation.

        SECOND: The date on which the Certificate of Incorporation of this Corporation was originally filed with the Secretary of State of the State of Delaware is August 12, 1997.

        THIRD: The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141, 242 and 245 of the General Corporation Law of the State of Delaware, adopted the Amended and Restated Certificate of Incorporation of the Corporation in Exhibit A attached hereto.

        FOURTH: Thereafter, pursuant to a resolution of the Board of Directors this Amended and Restated Certificate of Incorporation was submitted to the stockholders of the Corporation for their approval and was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware.

        FIFTH: The Amended and Restated Certificate of Incorporation so adopted reads in full as set forth in Exhibit A attached hereto and is hereby incorporated by reference.

        IN WITNESS WHEREOF, Valentis, Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by its President and attested to by its Secretary this 24th day of January, 2003.

VALENTIS, INC.
	By	/s/ BENJAMIN F. MCGRAW III Benjamin F. McGraw III President and Chief Executive Officer
ATTEST:
/s/ ALAN C. MENDELSON Alan C. Mendelson Secretary

EXHIBIT A

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
VALENTIS, INC.

I.

        The name of the Corporation is Valentis, Inc.

II.

        The address of the registered office of the Corporation in the State of Delaware is 1013 Centre Road, City of Wilmington, County of New Castle, and the name of registered agent of the Corporation in the State of Delaware at such address is Corporation Service Company.

III.

        The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

IV.

        A.    Authorized Classes of Stock.    The Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the corporation is authorized to issue is Two Hundred Million (200,000,000) shares. One Hundred Ninety Million (190,000,000) shares shall be Common Stock, each having a par value of one tenth of one cent ($.001). Ten Million (10,000,000) shares shall be Preferred Stock, each having a par value of one tenth of one cent ($.001).

        The Board of Directors is authorized to provide by resolution or resolutions for the issuance of shares of stock of any class or of any series of any class at any time and from time to time and, by filing a Certificate of Designation in the manner prescribed under the laws of the State of Delaware, to fix and amend the voting powers, full or limited, or no voting powers, and the designations, preferences and relative, participating, optional, or other special rights, if any, and qualifications, limitations or restrictions thereof. Unless otherwise provided in any such resolution or resolutions, the number of shares of stock of any such series to which such resolution or resolutions apply may be increased (but not above the total number of authorized shares of the class) or decreased (but not below the number of shares thereof then outstanding) by filing a Certificate of Designation in the manner prescribed under the laws of the State of Delaware. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

        Shares of Common Stock and Preferred Stock may be issued from time to time as the Board of Directors of the Corporation shall determine and on such terms and for such consideration as shall be fixed by the Board of Directors.

        Except as otherwise provided herein, no holder of any shares of stock of the Corporation of any class shall be entitled as such, as a matter of right, to subscribe for or purchase any shares of stock of the Corporation of any class, whether now or hereafter authorized or whether issued for cash, property or services or as a dividend or otherwise, or to subscribe for or purchase any obligations, bonds, notes, debentures, other securities or stock convertible into shares of stock of the Corporation of any class or carrying or evidencing any right to purchase shares of stock of any class.

        Effective at 5:01 p.m. Eastern Standard Time on the date of filing of this Amended and Restated Certificate of Incorporation (the "Effective Time"), each one (1) share of Common Stock of the Corporation issued and outstanding immediately prior to the Effective Time ("Old Common Stock") shall be automatically combined, without any action on the part of the holder thereof, into one-thirtieth (1/30) of one (1) share of fully paid and nonassessble Common Stock of the Corporation ("New Common Stock"), subject to the treatment of fractional share interests described below.

        Following the Effective Time, each holder of Old Common Stock shall be entitled to receive upon surrender of such holder's certificate(s) representing Old Common Stock (whether one or more, "Old Certificates") for cancellation pursuant to procedures adopted by the Corporation, a certificate(s) representing the number of whole shares of New Common Stock (whether one or more, "New Certificates") into which and for which the shares of Old Common Stock formerly represented by such Old Certificates so surrendered are combined under the terms hereof. From and after the Effective Time, Old Certificates shall represent only the right to receive New Certificates and, where applicable, cash in lieu of fractional shares, as provided below.

        No fractional shares of Common Stock of the Corporation shall be issued. No stockholder of the Corporation shall transfer any fractional shares of Common Stock of the Corporation. The Corporation shall not recognize on its stock record books any purported transfer of any fractional share of Common Stock of the Corporation. A holder of Old Certificates at the Effective Time who would otherwise be entitled to a fraction of a share of New Common Stock (after aggregating all fractions of a share to which such stockholder would otherwise be entitled) shall, in lieu thereof, be entitled to receive a cash payment in an amount equal to the fraction to which the stockholder would otherwise be entitled multiplied by the per share closing sales price of the Common Stock on the day immediately prior to the Effective Time, as reported on the Nasdaq National Market (or if such price is not available, then such other price as determined by the Board of Directors).

        B.    Rights, Preferences and Privileges of the Series A Preferred Stock.    30,800 of the authorized shares of Preferred Stock are designated "Series A Convertible Preferred Stock." The relative rights, preferences, privileges, restrictions and other matters relating to the Series A Convertible Preferred Stock are as follows:

  Section 1. Certain Defined Terms.

        (a)   All the agreements or instruments defined in this Amended and Restated Certificate of Incorporation shall mean such agreements or instruments as the same may from time to time be supplemented or amended or the terms thereof waived or modified to the extent permitted by, and in accordance with, the terms thereof and of this Amended and Restated Certificate of Incorporation.

        (b)   As used in this Article IV(B) the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

        "Affiliate" means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or under common control with the subject Person. For purposes of the term "Affiliate," the term "control" (including the terms "controlling," "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or to cause the direction of the management and policies of a Person, whether through the ownership of securities, by contract or otherwise.

        "Arrearage Interest" means interest at the rate of 12% per annum on any dividend on shares of Series A Preferred Stock which dividend is not paid on a Dividend Payment Date, whether or not declared, and which shall accrue from such Dividend Payment Date.

        "Board of Directors" or "Board" means the Board of Directors of the Corporation.

        "Board Resolution" means a copy of a resolution certified by the Secretary or an Assistant Secretary of the Corporation to have been duly adopted by the Board of Directors, or duly authorized committee thereof (to the extent permitted by applicable law), and to be in full force and effect on the date of such certification, and delivered to the Series A Holders.

        "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required by law or executive order to remain closed.

        "Common Stock" includes the Common Stock, $.001 par value, of the Corporation as authorized on the date hereof, and any other securities into which or for which the Common Stock may be converted or exchanged pursuant to a plan of recapitalization, reorganization, merger, sale of assets or otherwise.

        "Common Stock Equivalent" means any warrant, option, subscription or purchase right with respect to shares of Common Stock, any security convertible into, exchangeable for, or otherwise entitling the holder thereof to acquire, shares of Common Stock or any warrant, option, subscription or purchase right with respect to any such convertible, exchangeable or other security.

        "Conversion Price" means with respect to the Series A Preferred Stock, $0.242.

        "Conversion Time" means 5:00 p.m. Eastern Standard Time on the date this Amended and Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware.

        "Current Fair Market Value" means, when used with respect to the Common Stock as of a specified date means with respect to each share of Common Stock, the average of the closing prices of the Common Stock sold on all securities exchanges (including the Nasdaq National Market and the Nasdaq SmallCap Market) on which the Common Stock may at the time be listed, or, if there have been no sales on any such exchange on such day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on such day the Common Stock is not so listed, the average of the representative bid and asked prices quoted in the NASDAQ System as of 4:00 p.m., New York City time, or, if on such day the Common Stock is not quoted in the NASDAQ System, the average of the highest bid and lowest asked price on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar successor organization, in each such case averaged over a period of ten Trading Days consisting of the day preceding the day as of which the Current Fair Market Value of Common Stock is being determined (or if such day is not a Trading Day, the Trading Day next preceding such day) and the nine consecutive Trading Days prior to such day. If on the date for which Current Fair Market Value is to be determined the Common Stock is not listed on any securities exchange or quoted in the NASDAQ System or the over-the-counter market, the Current Fair Market Value of Common Stock shall be the greater of (i) the highest price per share of Common Stock at which the Corporation has sold shares of Common Stock or Common Stock Equivalents during the 365 days prior to the date of such determination and (ii) the highest price per share which the Corporation could then obtain from a willing buyer (not an employee or director of the Corporation at the time of determination) for shares of Common Stock sold by the Corporation, from authorized but unissued shares, as determined in good faith by the Board of Directors.

        "Dividend Payment Date" means each March 15, June 15, September 15 and December 15.

        "Junior Dividend Stock" means, collectively, the Common Stock and any other class or series of capital stock of the Corporation ranking, as to dividends, junior to the Series A Preferred Stock.

        "Junior Liquidation Stock" means, collectively, the Common Stock and any other class or series of capital stock of the Corporation ranking junior as to liquidation rights to the Series A Preferred Stock.

        "Liquidation Preference" means, for each share of Series A Preferred Stock, the sum of (i) the Stated Value plus (ii) an amount equal to the accrued and unpaid dividends thereon to the date of final distribution to the Series A Holders in connection with the liquidation, dissolution or winding up of the Corporation plus (iii) an amount equal to accrued Arrearage Interest, if any, on dividends on such shares of Series A Preferred Stock to the date of final distribution to the Series A Holders in connection with the liquidation, distribution or winding up of the Corporation.

        "Nasdaq" means the Nasdaq National Market.

        "NYSE" means the New York Stock Exchange, Inc.

        "Parity Dividend Stock" means any class or series or the Corporation's capital stock ranking, as to dividends, on a parity with the Series A Preferred Stock.

        "Parity Liquidation Stock" means any class or series of the Corporation's capital stock ranking on a parity as to liquidation rights with the Series A Preferred Stock.

        "Person" means any natural person, partnership, corporation, limited liability company, trust, incorporated organization, unincorporated association, joint stock company or association or similar entity or any government, governmental agency or political subdivision.

        "Senior Dividend Stock" means any class or series of capital stock of the Corporation ranking, as to dividends, senior to the Series A Preferred Stock.

        "Senior Liquidation Stock" means any class or series of capital stock of the Corporation ranking senior as to liquidation rights to the Series A Preferred Stock.

        "Series A Holder" means at any time with respect to any share of Series A Preferred Stock the Person shown as the holder of record of such share of Series A Preferred Stock on the records of the Corporation relating to the Series A Preferred Stock which records are maintained in accordance with applicable law.

        "Series A Majority Holders" means at any time the Holders of outstanding shares of Series A Preferred Stock which shares constitute a majority of the outstanding shares of Series A Preferred Stock.

        "Series A Preferred Stock" means the Series A Convertible Preferred Stock, $.001 par value, of the Corporation.

        "Stated Value" means $1,000 per share of Series A Preferred Stock.

        "Subsidiary" means any corporation or other entity of which a majority of the capital stock or other ownership interests having ordinary voting power to elect a majority of the Corporation's board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Corporation.

        "Trading Day" means a day on whichever of (x) the national securities exchange, (y) the Nasdaq or (z) such other securities market, in any such case which at the time constitutes the principal securities market for the Common Stock, is open for general trading of securities.

        Section 2.    Designation and Amount.    The number of shares constituting the Series A Preferred Stock shall be 30,800, and shall not be subject to increase.

        Section 3.    Rank.    The Series A Preferred Stock shall rank senior to the Common Stock and any shares of any other series of preferred stock or any shares of any other class of preferred stock of the Corporation, now or hereafter issued, as to payment of dividends and distribution of assets upon liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, except as otherwise approved by the Series A Majority Holders in accordance with Section 8(b) of this Article IV. Nothing in this Section 3 shall prohibit the Corporation from issuing shares of capital stock if such issuance is made in compliance with Section 8(b) and the applicable provisions of the General Corporation Law of the State of Delaware.

        Section 4.    Dividends and Distributions.

        (a)   The holders of shares of Series A Preferred Stock shall be entitled to receive, when, as, and if declared by the Board of Directors out of funds legally available for such purpose, dividends at the rate of $50 per annum per share, and no more (except as otherwise provided herein), which shall be fully cumulative, shall accrue daily without interest (except as otherwise provided herein as to dividends in arrears) from the date of original issuance of each share of Series A Preferred Stock and shall be payable quarterly on each Dividend Payment Date of each year commencing on March 15, 2001 (except that if any such date is not a Business Day, then such dividend shall be payable on the next succeeding day that is a Business Day) to holders of record as they appear on the stock books of the Corporation on such record dates, not more than ten nor less than five days preceding the payment dates for such dividends, as shall be fixed by the Board.

        Dividends on the Series A Preferred Stock shall be paid in cash or shares of Common Stock or any combination of cash and shares of Common Stock, at the option of the Corporation as herein provided. The amount of the dividends payable per share of Series A Preferred Stock for each quarterly dividend period shall be computed by dividing the annual dividend amount by four. The amount of dividends payable for the initial dividend period and any period shorter than a full quarterly dividend period shall be computed on the basis of a 360-day year of twelve 30-day months. Dividends not paid on a Dividend Payment Date, whether or not such dividends have been declared, will bear Arrearage Interest until paid. No dividends or other distributions, other than dividends payable solely in shares of any Junior Dividend Stock, shall be paid or set apart for payment on any shares of Junior Dividend Stock or Parity Dividend Stock, and no purchase, redemption, or other acquisition shall be made by the Corporation of any shares of Junior Dividend Stock or Parity Dividend Stock unless and until all accrued and unpaid dividends on the Series A Preferred Stock and Arrearage Interest on dividends in arrears at the rate specified herein shall have been paid or declared and set apart for payment.

        If at any time any dividend on any Senior Dividend Stock shall be in default, in whole or in part, no dividend shall be paid or declared and set apart for payment on the Series A Preferred Stock unless and until all accrued and unpaid dividends with respect to the Senior Dividend Stock, including the full dividends for the then current dividend period, shall have been paid or declared and set apart for payment, without interest. Without the prior written consent of the Series A Holders, no dividends shall be paid or declared and set apart for payment on any Parity Dividend Stock for any period unless dividends in an equivalent amount per share (based on the relative stated values) shall have been, or contemporaneously are, paid or declared and set apart for such payment on the Series A Preferred Stock. No dividends shall be paid or declared and set apart for payment on the Series A Preferred Stock for any period unless all accrued but unpaid dividends have been, or contemporaneously are, paid or declared and set apart for payment on the Parity Dividend Stock for all dividend periods terminating on or prior to the date of payment of such dividends.

        Any references to "distribution" contained in this Section 4 shall not be deemed to include any stock dividend or distributions made in connection with any liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary.

        (b)   If the Corporation elects in the exercise of its sole discretion to issue shares of Common Stock in payment of dividends on the Series A Preferred Stock with respect to any Dividend Payment Date, the Corporation shall deliver, or cause to be delivered, to each Series A Holder of record at the close of business on the record date for such dividend the number of whole shares of Common Stock arrived at by dividing the Current Fair Market Value of the Common Stock for such Dividend Payment Date into the total amount of cash dividends such Series A Holder would be entitled to receive if the aggregate dividends on the Series A Preferred Stock held by such Series A Holder which are being paid in shares of Common Stock were being paid in cash. No fractional shares of Common Stock shall be issued in payment of dividends. In lieu thereof, the Corporation shall pay cash in an amount equal to the product of (x) the Current Fair Market Value of the Common Stock as of the date of such Dividend Payment Date times (y) the fraction of a share of Common Stock which would otherwise be issuable by the Corporation.

        Section 5.    Liquidation Preference.    In the event of a liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, the Series A Holders shall be entitled to receive out of the assets of the Corporation, whether such assets constitute stated capital or surplus of any nature, an amount per share of Series A Preferred Stock equal to the Liquidation Preference, and no more, before any payment shall be made or any assets distributed to the holders of Junior Liquidation Stock; provided, however, that such rights shall accrue to the Series A Holders only in the event that the Corporation's payments with respect to the liquidation preference of the holders of Senior Liquidation Stock that has been issued in compliance with this Amended and Restated Certificate of Incorporation are fully met. After the liquidation preferences of such Senior Liquidation Stock are fully met, the remaining assets of the Corporation available for distribution shall be distributed ratably among the Series A Holders and the holders of any Parity Liquidation Stock that has been issued in compliance with this Amended and Restated Certificate of Incorporation in proportion to the respective preferential amounts to which each is entitled up to the full extent of such preferential amounts. After payment in full of the Liquidation Preference of the shares of the Series A Preferred Stock and the liquidation preference of such Parity Liquidation Stock that has been issued in compliance with this Amended and Restated Certificate of Incorporation, the Series A Holders shall not be entitled to any further participation in any distribution of assets by the Corporation. If the assets of the Corporation available for distribution to the Series A Preferred Stockholders shall be insufficient to permit the payment to Series A Holders and the holders of any Parity Liquidation Stock of the full Liquidation Preference, the entire assets of the Corporation available for distribution to the Series A Holders and the holders of the Parity Liquidation Stock, if any, shall be distributed ratably among such Series A Holders and such holder of Parity Liquidation Stock, in proportion to the preferential amount such holder is otherwise entitled to receive. Neither a consolidation or merger of the Corporation with another Person nor a sale or transfer of all or part of the Corporation's assets to any other Person or Persons in and of itself will be considered a liquidation, dissolution, or winding up of the Corporation.

        Section 6.    Redemption.    The Series A Preferred Stock is not redeemable.

        Section 7.    Automatic Conversion.

        (a)   The Series A Preferred Stock shall be automatically converted into Common Stock at the Conversion Time. At the Conversion Time, each outstanding share of Series A Preferred Stock shall be converted into that number of fully paid and non-assessable shares of Common Stock obtained by dividing (1) the sum of (x) the Stated Value of such share of Series A Preferred Stock plus (y) accrued and unpaid dividends on such share of Series A Preferred Stock as of the Conversion Time plus (z) accrued and unpaid Arrearage Interest, if any, on the amounts referred to in the immediately preceding clauses (x) and (y) to the date of the Conversion Time by (2) the Conversion Price.

        (b)   As promptly as practicable, but in no event later than three Trading Days, after the date of the Conversion Time, the Corporation shall issue and shall deliver to each Series A Holder, or such Series A Holder's designee, the number of full shares of Common Stock issuable upon such conversion of such shares of Series A Preferred Stock in accordance with the provisions of this Article IV(B), Section 7 and deliver a check or cash in respect of any fractional interest in respect of a share of Common Stock arising upon such conversion, as provided in Article IV(B), Section 7. The Series A Holder shall promptly surrender to the Corporation such Series A Holder's certificates for the shares of Series A Preferred Stock so converted.

        (c)   At the Conversion Time, the Person in whose name any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become at the

Conversion Time, the holder of record of the shares represented thereby; provided, however, that if the Conversion Time is on a date on which the stock transfer books of the Corporation shall be closed, such conversion shall constitute the Person in whose name the certificates are to be issued as the record holder thereof for all purposes on the next succeeding day on which such stock transfer books are open, and such conversion shall be at the Conversion Price. Upon conversion of the shares of Series A Preferred Stock, the accrued and unpaid dividends on such shares of Series A Preferred Stock to (but excluding) the date on which the Conversion Time occurs shall be deemed to be paid to the Series A Holder through receipt of such number of shares of Common Stock issued upon conversion of such shares of Series A Preferred Stock as shall have an aggregate Current Fair Market Value of Common Stock on the date of the Conversion Time, equal to the amount of such accrued and unpaid dividends.

        (d)   No fractional shares of Common Stock shall be issued upon conversion of any shares of Series A Preferred Stock but, in lieu of any fraction of a share of Common Stock which would otherwise be issuable in respect of such conversion, the Corporation shall pay lawful money of the United States of America for such fractional share, based on a value of one share of Common Stock being equal to the Conversion Price.

        Section 8.    Voting Rights; Certain Restrictions and Covenants.

        (a)   Voting Rights. Except as otherwise required by law or expressly provided herein, shares of Series A Preferred Stock shall not be entitled to vote on any matter.

        (b)   Amended and Restated Certificate of Incorporation; Certain Stock. So long as any shares of Series A Preferred Stock are outstanding, the affirmative vote or written consent of the Series A Majority Holders, voting separately as a class, will be required for any amendment, alteration, or repeal, whether by merger or consolidation or otherwise, of the Corporation's Amended and Restated Certificate of Incorporation if the amendment, alteration, or repeal materially and adversely affects the powers, preferences, or special rights of the Series A Preferred Stock. So long as any shares of Series A Preferred Stock are outstanding, the affirmative vote or written consent of the Series A Majority Holders, voting separately as a class, will be required for the creation or issuance of any Senior Dividend Stock, Senior Liquidation Stock, Parity Dividend Stock or Parity Liquidation Stock. Notwithstanding the foregoing, any increase in the authorized Preferred Stock of the Corporation or the creation and issuance of any stock which is both Junior Dividend Stock and Junior Liquidation Stock shall not be deemed to affect materially and adversely such powers, preferences, or special rights and any such increase or creation and issuance may be made without any such vote by the Series A Majority Holders, except as otherwise required by law.

        (c)   Repurchases of Series A Preferred Stock. The Corporation shall not repurchase or otherwise acquire any shares of Series A Preferred Stock unless the Corporation offers to repurchase or otherwise acquire simultaneously a pro rata portion of each Series A Holder's shares of Series A Preferred Stock based on the ratio of the number of shares of Series A Preferred Stock held by such Series A Holder to the total number of shares of Series A Preferred Stock outstanding at the same price or consideration per share.

        (d)   Other. So long as any shares of Series A Preferred Stock are outstanding the Corporation shall comply with the following unless otherwise agreed in writing by the Series A Majority Holders:

        (1)   Limitations on Asset Sales, Liquidations, Etc.; Certain Matters. The Corporation shall not and shall not permit any Subsidiary to (a) sell, convey or otherwise dispose of all or substantially all of the assets of the Corporation as an entirety or substantially as an entirety in a single transaction or in a series of related transactions; or (b) liquidate, dissolve or otherwise wind up the affairs of the Corporation.

        For purposes of the preceding clause (b), a consolidation or merger of the Corporation or any Subsidiary in and of itself shall not be considered a liquidation, dissolution or winding up of the Corporation or such Subsidiary.

        (2)   Limitations on Issuance of Securities. The Corporation shall not (i) issue any security that is convertible into or otherwise entitles the holder to acquire Common Stock at a price that varies based on changes in the market price of the Common Stock, (ii) issue Common Stock under any arrangement for re-pricing or adjusting the price after the issuance, or (iii) issue any other preferred stock that is senior to, or at parity with, the Series A Preferred Stock.

        In no event, however, shall the Corporation be prevented from issuing shares of capital stock pursuant to either a secondary public offering, or a private investment for publicly traded shares; provided that while the Series A Preferred Stock is outstanding the Series A Holders shall have a right of first refusal to participate in whole or in part in any such offering or private investment.

        (3)   Transactions with Affiliates. The Corporation will not, and will not permit any Subsidiary, directly or indirectly, to pay any funds to or for the account of, make any investment (whether by acquisition of stock or indebtedness, by loan, advance, transfer of property, guarantee or other agreement to pay, purchase or service, directly or indirectly, any indebtedness, or otherwise) in, lease, sell, transfer or otherwise dispose of any assets, tangible or intangible, to, or participate in, or effect any transaction in connection with, any joint enterprise or other joint arrangement with, any Affiliate of the Corporation, except, on terms to the Corporation or such Subsidiary no less favorable than terms that could be obtained by the Corporation or such Subsidiary from a Person that is not an Affiliate of the Corporation, as determined in good faith by the Board of Directors.

        C.    Rights Preferences and Privileges of the Common Stock.

        Section 1.    Voting.    Except as may be required by law, each holder of Common Stock shall have one vote in respect of each share of Common Stock held by such person on all matters voted upon by the stockholders.

V.

        A.    For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

        (1)   The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed exclusively by one or more resolutions adopted by the Board of Directors.

        (2)   A majority of the whole Board of Directors shall constitute a quorum for the transaction of business, and, except as otherwise provided in this Amended and Restated Certificate of Incorporation or the Bylaws, the vote of a majority of the directors present at a meeting at which a quorum is then present shall be the act of the Board. As used in this Amended and Restated Certificate of Incorporation, the terms "whole Board" and "whole Board of Directors" are hereby exclusively defined and limited to mean the total number of directors which the Corporation would have if the Board had no vacancies.

        (3)   The directors of the Corporation shall be divided into three classes (to be designated as Class I, Class II and Class III, respectively), as nearly equal in number as the then total number of Directors constituting the whole Board of Directors permits, with the terms of office of one class expiring each year. Notwithstanding the foregoing, and except as otherwise required by law, whenever the holders of any one or more series of Preferred Stock shall have the right, voting separately as a class, to elect one or more Directors of the Corporation, the terms of the Director or Directors elected by such holders shall expire at the next succeeding annual meeting of stockholders. Subject to the foregoing, at each annual meeting of stockholders the successors to the class of directors whose term shall then expire shall be elected to hold office for a term expiring at the third succeeding annual meeting. Notwithstanding the foregoing, each director shall serve until his successor shall have been duly elected and qualified, unless he or she shall resign, become disqualified, disabled or shall otherwise be removed. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

        (4)   Subject to the rights of the holders of any series of Preferred Stock, and notwithstanding the fact that some lesser percentage may be specified by law, this Amended and Restated Certificate of Incorporation or the Bylaws, the Board of Directors or any individual director may be removed from office at any time (i) with cause by the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of voting stock of the Corporation, entitled to vote at an election of directors (the "Voting Stock") or (ii) without cause by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all the then-outstanding shares of the Voting Stock. As used in this Amended and Restated Certificate of Incorporation, the term "with cause" is hereby exclusively defined and limited to mean commission of a felony or a finding by a court of competent jurisdiction of liability for negligence, or misconduct, in the performance of the director's duty to the Corporation in a matter of substantial importance to the Corporation, where such adjudication is no longer subject to direct appeal.

        (5)   Subject to the rights of the holders of any series of Preferred Stock, any vacancies on the Board of Directors; resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors, shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders, except as otherwise provided by law, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors, and not by the stockholders. Any director elected, in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director's successor shall have been elected and qualified.

        B.    (1) Subject to paragraph (b) of Section 43 of the Bylaws, and notwithstanding the fact that some lesser percentage may be specified law, the Bylaws may be altered or amended or new Bylaws adopted by the affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then-outstanding shares of the Voting Stock. The Board of Directors shall also have the power to adopt, amend, or repeal Bylaws.

        (2)   The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

        (3)   [Intentionally Deleted].

        (4)   Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholder before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

        (5)   Special meetings of the stockholders of the Corporation may be called, for any purpose or purposes, by (i) the Chairman of the Board of Directors, (ii) the President, (iii) the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board of Directors for adoption) or (iv) by the holders of the shares entitled to cast not less than ten percent (10%) of the votes at the meeting, and shall be held at such place, on such date and at such time as the Board of Directors shall fix.

VI.

        A.    The Corporation may agree to the terms and conditions upon which any director, officer, employee or agent accepts his office or position and in its Bylaws, by contract or in any other manner may agree to indemnify and protect any director, officer, employee or agent of the Corporation, or any person who serves at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise to the fullest extent permitted by the laws (including, without limitation, the statutes, case law and principles of equity) of the State of Delaware. If the laws (including, without limitation, the statutes, case law or principles of equity, as the case may be) of the State of Delaware are amended or changed to permit or authorize broader rights of indemnification to any of the persons referred to in the immediately preceding sentence, then the Corporation shall be automatically authorized to agree to indemnify such respective persons to the fullest extent permitted or authorized by such law, as so amended or changed, without the need for amendment or modification of this Article VI and without further action by the directors or stockholders of the Corporation.

        B.    A director of the Corporation shall not be personally liable to the Corporation or Its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended after approval by the stockholders of this Article to authorize corporate action further eliminating or limiting the personal liability of directors, than the liability of a director shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

        C.    Any repeal or modification of this Article VI shall be prospective and shall not affect the rights under this Article VI in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

VII.

        Whenever compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders of class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization, of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also, on this Corporation.

VIII.

        A.    The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation in the manner now or hereafter prescribed by statute, except as provided in paragraph B of this Article VIII, and all rights conferred upon the stockholders herein arc granted subject to this reservation.

        B.    Notwithstanding any other provisions of this Amended and Restated Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the Voting Stock required by law, this Amended and Restated Certificate of Incorporation or any Preferred Stock Designation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then-outstanding shares of the Voting Stock, voting together as a single class, shall be required to alter, amend or repeal Articles V, VI, and VIII.

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AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF VALENTIS, INC.
EXHIBIT A AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF VALENTIS, INC.
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